Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Seelos Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, underlying warrants	Rule 457(c)	3,404,256	$1.02(2)	$3,472,341.12	0.0001476	$512.52	___	___	___	___
	Total Offering Amounts					$3,472,341.12		$512.52
	Total Fees Previously Paid							___
	Total Fee Offsets							___
	Net Fee Due							$512.52

(1)        Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

(2)        Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $1.02, the average of the high and low reported sales prices of the registrant’s common stock on the Nasdaq Capital Market on January 26, 2024, a date within five business days prior to the filing of this registration statement.